Exhibit 10.1

EMPLOYMENT AGREEMENT

FLY-E GROUP, INC.

This document is created for and used by the Parties herein contained only. Any unauthorized use, amendment or distribution shall be strictly prohibited.

FLY-E GROUP, INC.
Employment Agreement

Employment Agreement

This Employment Agreement (this “Agreement”) made and entered into this 7th day of November 2024 by and between the following parties:

FLY-E GROUP, INC., whose principal place of business is located at 136-40 39th Avenue, Flushing, New York 11354 (hereinafter referred to as the “Employer” or the “Company”), and Shiwen Feng (the “Employee”).

WITNESSETH:

WHEREAS, Employer is a corporation duly incorporated under the laws of the State of Delaware;

WHEREAS, Employer desires to employ Employee, and Employee desires to render services as an employee of Employer, under the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DESCRIPTION OF DUTIES

A.	Name of Position

The Employee shall be employed in the capacity of:

Chief Financial Officer

B.	Essential Job Functions and Duties

The essential job functions or duties of this position are as follows:

-	Financial Planning and Analysis: lead financial planning processes, including budgeting, forecasting, and long-term strategic planning; analyze financial data to provide insights into the organization’s performance and support decision-making.

-	Investor Relations: manage relationships with investors and financial institutions; communicate the organization’s financial performance, strategy, and outlook to stakeholders through earnings calls, investor presentations, and regulatory filings.

-	Financial Operations: oversee financial operations, including accounts payable, accounts receivable, billing, and payroll.

FLY-E GROUP, INC.
Employment Agreement

Employee shall also perform such other duties as are customarily performed by other persons in or incidental to similar such positions, as well as such other duties as may be reasonably assigned from time to time by the Employer.

If the board of directors (the “Board”) of Employer nominates Employee serve on the Board or the board of director of any subsidiary of Employer, Employee agrees, for no additional compensation, to serve on the Board or such other boards of directors. Upon the termination of the Employee’s employment for any reason, Employee agrees to immediately resign from the Board and from all other board positions and offices Employee holds with the Company or with any subsidiary unless otherwise agreed upon between the Company and Employee.

C.	Duty of Loyalty and Best Efforts

Employee shall devote all of his/her working time, attention, knowledge, and skills to Employer’s business interests and shall do so in good faith, with best efforts, and to the reasonable satisfaction of the Employer. Employee understands that they shall only be entitled to the compensation, benefits, and profits as set forth in this Agreement. Employee agrees to refrain from any interest, of any kind whatsoever, in any business competitive to Employer’s business. The Employee further acknowledges they will not engage in any form of activity that produces a “conflict of interest” with those of the Employer unless agreed to in advance and in writing. Employee also agrees that she shall not take personal advantage of any business opportunities that arise during employment that may benefit the Company. All material facts regarding such opportunities must be promptly reported to the Chief Executive Officer for consideration by the Company.

D.	Place and Hours of Employment

Employee agrees that her duties shall be primarily rendered at Employer’s business premises or at such other places as the Employer shall in good faith require. Full time service for the Employee is expected which requires a minimum of 40 hours per week, exclusive of vacation, or any other form of leave as described within this Agreement.

FLY-E GROUP, INC.
Employment Agreement

2.	TERM OF EMPLOYMENT

A.	Probation Period

This agreement is a replenishment for employees who have already become the official employees. This part A is not applicable to official employees. The parties hereto agree that the initial three (3) months of this Agreement is “probationary” in the following respects:

a.	the Employer shall have an opportunity to assess the performance, attitude, skills, knowledge and other employment-related attributes and characteristics of the Employee;

b.	The wage during the Probation Period shall be at 3/4 of the regular salary after probation, which shall not be lower than the prevalent minimum wage of the State of New York at any given time.

c.	Employer may terminate the employment relationship at any time on or prior to the expiration of the Probation Period without advance notice or justifiable reason, in which case there will be no continuing obligations of the parties to each other, financial or otherwise and this Agreement shall be deemed null and void.

B.	Term of Employment

The parties hereto agree that this is an at-will employment, and as such, the employment may be terminated at any time by either party for any or no reason.

3.	COMPENSATION TERMS

A.	Base Compensation

Employee shall receive a monthly salary of $6,667 payable in equal installments in accordance with the Employer’s normal payroll practices. Employer shall deduct or withhold from compensation any and all sums required for federal income and social security taxes, as well as all state or local taxes now applicable or that may become applicable to Employee or Employer in the future. The Employer shall make such compensation payable in equal installments at such payment intervals as are the usual custom of the Company, but not less often than monthly.

FLY-E GROUP, INC.
Employment Agreement

B.	Equity Compensation

Employee shall be eligible to receive equity-based compensation award(s), as determined by the Board (or a subcommittee thereof), from time to time. The Board or such subcommittee shall determine in its sole discretion the grant timing, amount, form(s) and mix, and such other terms and conditions (including vesting, exercise and settlement) applicable to any equity-based compensation awards, taking into account Employee’s and the Company’s performance. Any such award shall be evidenced by a separate award agreement in a form prescribed by the Company, to be entered into by the Company and Employee.

C.	Expense Reimbursement

Employee shall be entitled to reimbursement of any or all expenses authorized and reasonably incurred in the performance of the functions and duties under this Agreement. In order to receive reimbursement, Employee must timely provide Employer with an itemized account of all expenditures, along with suitable receipts therefore. Any expenditure over the dollar amount of $50 requires prior written authorization.

D.	Salary Adjustments

Employee understands and agrees that the initial Compensation Terms contained in Section 4 herein are based on the value expected to be contributed by Employee to Employer, overall company performance, and/or the cost of living changes to salaries of similarly situated employees in the Company or industry. Employer reserves the right to reasonably adjust the terms and amounts should the above-mentioned and/or other substantially relevant considerations change.

E.	Benefits

Employee (and Employee’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs and on the same terms and conditions as those applicable to similarly situated employees. In addition, Employee shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its employees. Nothing contained in this section shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

FLY-E GROUP, INC.
Employment Agreement

F.	Vacation

Employer’s vacation policy is as follows:

Employee is entitled to up to five (5) days of Paid Leave during each calendar year. Vacation may not be used until the probation period as defined in Section 2 hereof has elapsed. Vacation allowance does not begin to accrue until the probation period ends. Vacation benefits should be used annually. There is a “cap” on accrual, which prevents it from accumulating beyond a total of one (1) week. Employee must provide at least two (2) weeks advance notice of her intent to take vacation except for emergency or exigent situations.

4.	TERMINATION

A.	Death

The employment shall terminate on the date of Employee’s death, in which event Employee’s salary and benefits and reimbursable expenses owing to Employee through the date of Employee’s death shall be paid to her estate. Employee’s estate will not be entitled to any other compensation under this Agreement.

B.	Disability

If, during the term of employment, in the opinion of the Employer, Employee, because of physical or mental illness or incapacity, shall become unable to perform or is expected to be unable to perform substantially all of the duties and services required of her under this Agreement for a period of sixty (60) days in the aggregate during any 12 month period, the Company may, upon at least ten (10) days’ prior written notice given at any time after the expiration of such sixty (60) day period, notify Employee of its intention to terminate this Agreement as of the date set forth in the notice. In case of such termination, Employee shall be entitled to receive salary, benefits, and reimbursable expenses owing to Employee through the date of termination. The Company shall have no further obligation or liability to Employee.

C.	For Cause or Not For Cause

(a)	The Company may terminate this Agreement for cause. Upon such termination, the Company shall be released from any and all further obligations under this Agreement, except for accrued salary and benefits owing to Employee through the termination date. Employee’s obligations under Section 7 shall continue pursuant to the terms and conditions of this Agreement.

FLY-E GROUP, INC.
Employment Agreement

(b)	For the purposes of this Agreement, “cause” shall include, without limitation, the following:

(1)	failure or neglect by Employee to perform the duties of the Employee’s position;

(2)	failure of Employee to obey lawful orders given by the Company, supervisors or the Board;

(3)	misconduct in connection with the performance of any of Employee’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject;

(4)	commission by Employee of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct that impairs or injures the reputation of, or harms, the Company;

(5)	disloyalty by Employee, including, without limitation, aiding a competitor;

(6)	failure by Employee to devote her full-time and best efforts to the Company’s business and affairs;

(7)	failure by Employee to work exclusively for the Company;

(8)	failure to fully cooperate in any investigation by the Company;

(9)	any breach of this Agreement or Company rules; or

(10)	any other act of misconduct or omission by Employee.

D.	Prior Notice Requirement

Employee agrees to give at least two (2) weeks’ advance written notice of her intention to resign. Employee understands and agrees that the failure to provide the full requested advance notice may subject her to forfeiture of accrued benefits including vacation, paid time off, or other benefits at Company’s discretion and according to state law.

At Company’s sole discretion and based on the Company’s business needs under the circumstances under Section 2(B), or occurrence of any of the “cause” under Section 6(C), Company may choose to require Employee’s immediate departure and provide Employee with the pay for any work done up to the departure date. Should Company so require, Employee agrees to complete an exit interview or memo prior to departure.

FLY-E GROUP, INC.
Employment Agreement

5.	COVENANTS

A.	Non-Disclosure of Trade Secrets, Customer Lists and Other Proprietary Information

Employee agrees not to use, disclose or communicate, in any manner, proprietary information about Employer, its operations, clientele, or any other proprietary information, that relate to the business of Employer, through the employment term or any time thereafter. This includes, but is not limited to, the names and contacts of Employer’s customers, its marketing strategies, operations, rules, products, specifications, supply material, techniques, training methods, design and décor, sales projections, financial information or any other information of any kind which would be deemed confidential or proprietary information of Employer. Employee acknowledges that the above information is material and confidential and that it affects the profitability of Employer. Employee understands and that any breach of this provision, or of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement. To the extent Employee feels that she needs to disclose confidential information; she may do so only after being authorized to so do in writing by Employer. This paragraph does not apply to Permitted Disclosures (defined below).

B.	Non-Solicitation Covenant

Employee agrees that for a period of two (2) years following termination of employment, for any reason whatsoever, Employee will not solicit customers or clients of Employer. By agreeing to this covenant, Employee acknowledges that her contributions to Employer are unique to Employer’s success and that she has significant access to Employer’s trade secrets and other confidential or proprietary information regarding Employer’s customers or clients.

Employee also covenants and agrees that during the term of employment with Employer and for two (2) years after the termination thereof, regardless of the reason for the employment termination, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of the Employer with whom Employee had personal contact or supervised while performing job duties and obligations, to terminate their employment relationship with the Company.

C.	Non-Recruit Covenant

Employee agrees not to recruit any of Employer’s employees for the purpose of any outside business either during or for a period of two (2) years after Employee’s termination of employment with Employer. Employee agrees that such effort at recruitment also constitutes a violation of the non-solicitation covenant set forth above.

FLY-E GROUP, INC.
Employment Agreement

D.	Non-Compete Covenant

As a condition of employment with the Company, and as a material inducement to the Company to employ the Employee, the Employee covenants and agrees that, during the term of employment with Employer and for two (2) years after the termination thereof, regardless of the reason for the employment termination, Employee will not, directly or indirectly, anywhere in the State of New York, on her behalf of on behalf of any other party, whether or not for compensation, engage in or hold any financial interest in any business that is similar to the business of the Company including, without limitation, in the business of sale and rent of electric bikes, scooters, and/or motorcycles.

E.	Adherence to Employer’s Policies, Procedures, Rules and Regulations

Employee agrees to adhere to all of the bylaws, policies, procedures, practices, rules and regulations set forth by the Employer. To the extent that Employer’s policies, procedures, rules and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will control.

F.	Covenant to Notify Management of Unlawful Acts or Practices

Employee agrees to abide by the legal and ethics policies of Employer as well as Employer’s other rules, regulations, policies and procedures. Employer intends to comply in full with all governmental laws and regulations as well as any ethics code applicable to its profession. In the event that Employee is aware of Employer, or any of its officers, agents or employees, violating any such laws ethics codes, rules, regulations, policies or procedures, Employee agrees to bring forth all such actual and suspected violations to the attention of Employer immediately so that the matter may be properly investigated and appropriate action may be taken.

G.	Permitted Disclosures

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), (1) the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the Employee acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 5(G) are herein referred to as “Permitted Disclosures.” Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

FLY-E GROUP, INC.
Employment Agreement

6.	PROPERTY RIGHTS

A.	Existing Customers or Clientele of Employee

Employer agrees that existing customers or clients of Employee will become the property of Employer as the condition of employment.

B.	New Customers or Clientele Generated While at Work

Employee agrees that any customers or clientele generated by Employee pursuant to employment with Employer are the customers and clientele of the Employer and subject to the non-disclosure and non-solicitation covenants set forth above.

C.	Records and Accounts

Employee agrees that all those records and accounts maintained during the course of employment are the property of Employer, shall remain current and be maintained at Employer’s place of business.

D.	Return upon Termination

Employee agrees that upon termination they will return to Employer all of Employer’s property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, employee handbook, records and accounts, materials subject to copyright, trademark, or patent protection, customer and Employer information, credit cards, business documents, reports, automobiles, keys, passes, and security devices.

E.	Copyrights, Inventions and Patents

Employee understands that any copyrights, inventions or patents created or obtained, in part or whole, by Employee during the course of this Agreement are to be considered “work for hire” and the property of Employer. Employee assigns to Employer all rights and interest in any copyright, invention, patents or other property related to the business of the Employer.

FLY-E GROUP, INC.
Employment Agreement

7.	INDEMNIFICATION FOR THIRD PARTY CLAIMS

Employee hereby agrees to indemnify, defend, save, and hold harmless Employer, its shareholders, officers, directors, and other agents (other than Employee) from and against all claims, liabilities, causes of action, damages, judgments, attorneys’ fees, court costs, and expenses which arise out of or are related to the Employee’s performance of this Agreement, failure to perform job functions or duties as required, or result from conduct while engaging in any activity inside or outside the scope of this Agreement, before, during or after the termination of this Agreement. Employee understands that this obligation of indemnification survives the expiration or termination of this Agreement.

8.	MEDIATION AND BINDING ARBITRATION

Employer and Employee agree to first mediate and may then submit to binding arbitration any claims that they may have against each other, of any nature whatsoever, other than those prohibited by law or for workers compensation, unemployment or disability benefits, pursuit to the rules of the American Arbitration Association.

Any controversy, dispute, or claim between the parties relating to or arising from this Agreement or Employee’s employment with the Company, following mediation, will be exclusively resolved through binding arbitration conducted in New York, NY before Judicial Arbitration & Mediation Services (“JAMS”) in accordance with its Employment Rules (the “Rules”), which is available at this hyperlink (https://www.jamsadr.com/rules-employment-arbitration/english) and a copy of which has been provided with this Agreement, as well as the New York Codes of Civil Procedure and Evidence. Any such arbitration will be before a single arbitrator who will be a retired judicial officer. In accordance with the Rules, the arbitrator will have the power to rule on his or her own jurisdiction, including any objections with respect to the existence, scope, or validity of this arbitration agreement or to the arbitrability of any claim or counterclaim between the parties. The Company is responsible for all costs of arbitration except for those Employee would incur if the matter were heard in a court of law. Any final award will contain detailed findings of fact and conclusions of law bearing on the final judgment, which addresses each element of each cause of action and defense. The arbitrator will not have the power to make errors of law or make factual findings against the manifest weight of the evidence. Judgment on this award may be entered in a state or federal court having jurisdiction over the award. Any court considering a petition to confirm or vacate any final award hereunder will review the award for clear error of law and whether factual findings go against the manifest weight of the evidence.

FLY-E GROUP, INC.
Employment Agreement

9.	LIMITATION OF DAMAGES

Employee agrees and stipulates that any remedies they may have for the breach of any employment related obligation, whether under law or by way of contract, shall be limited to the equivalence of six (6) months’ salary of Employee where allowed by law. This limitation is inclusive of any claims for special damages, general damage, and compensatory damage, loss of income, emotional damage, or punitive damages.

10.	ATTORNEYS’ FEES AND COSTS

Employee and Employer agree that should any action be instituted by either party against the other regarding the enforcement of the terms of this Agreement, the prevailing party will be entitled to all of its expenses related to such litigation including, but not limited to, reasonable attorneys’ fees and costs, both before and after judgment.

11.	MISCELLANEOUS PROVISIONS

A.	Accuracy of Representations

Employee understands that any projections regarding the financial status or potential for growth of the Employer are matters of opinion only and do not constitute a legally binding representation. Employee agrees that she has had the opportunity to conduct due diligence of Employer and is satisfied with the representations that have been made.

B.	Notices

Employee agrees that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, email or hand delivery, acknowledgement of receipt shall be required.

FLY-E GROUP, INC.
Employment Agreement

C.	Entire Agreement

This Agreement represents the complete and exclusive statement of the employment agreement between the Employer and Employee. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by the parties concerning their employment agreement.

D.	The Effect of Prior Agreements or Understandings

This Agreement supersedes any and all prior Agreements or understandings between the parties, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

E.	Modifications

Employee and Employer agree that this Agreement constitutes the entirety of the employment agreements between the parties. Any modifications to this Agreement may only be done in writing and must be signed by Employer.

F.	Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

G.	Waiver of Breach

The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless placed in writing and signed by Employer.

H.	Ambiguities Related to Drafting

Employer and Employee agree that any ambiguity created by this document will not be construed against the drafter of same.

FLY-E GROUP, INC.
Employment Agreement

I.	Choice of Law, Jurisdiction and Venue

Employee agrees that this Agreement shall be interpreted and construed in accordance with the laws of the State of New York.

J.	Submission to Drug Testing

Employee agrees and understands that it is the policy of Employer to maintain a drug-free workplace. Employee consents to a pre-hire drug test. Employee understands that Employer has the right, upon reasonable suspicion, to demand that Employee immediately undergo testing for the presence of illegal or inappropriate drug usage.

K.	Statute of Limitations

Employee has a one-year statute of limitation for the filing of any requests for mediation, or arbitration, or for any lawsuit related to this Agreement or the terms and conditions of their employment. If said claim is filed more than one year subsequent to Employee’s last day of employment it is precluded by this provision, regardless of whether the claim had accrued at that time or not.

L.	Clawback

The compensation payable hereunder shall be subject to (i) any Company clawback or recoupment policy required in order to comply with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any Company clawback or recoupment policy approved by the Board which applies to the employees of the Company. The Company and Employee acknowledge that this Section is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

M.	Attorney Review

Employee warrants and represents that Employee in executing this Agreement has had the opportunity to rely on legal advice from an attorney of Employee’s choice, so that the terms of this Agreement and their consequences could have been fully read and explained to Employee by an attorney and that Employee fully understands the terms of this Agreement.

[Signatures Appear on the Following Page]

FLY-E GROUP, INC.
Employment Agreement

IN WITNESS WHEREOF, Employee has hereunto set the Employee’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year written above.

/s/ Shiwen Feng	November 7, 2024
Employee’s Signature	Date

Shiwen Feng
Employee’s Name Printed

FLY-E GROUP, INC.

By:	/s/ Zhou Ou
Name:	Zhou Ou
Title:	Chief Executive Officer
Date:	November 7, 2024